EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-238306) of our report dated June 21, 2021, relating to the statement of net assets available for benefits of the BellRing Brands, Inc. 401(k) Plan as of December 31, 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2020, which appears in the December 31, 2020 Annual Report on Form 11-K of the BellRing Brands, Inc. 401(k) Plan.

/s/ Brown Smith Wallace, LLP
St. Louis, Missouri
June 21, 2021